FOR RELEASE — JANUARY 26, 2005

Corning Contact:
Daniel F. Collins
(607) 974-4197
collinsdf@corning.com

Weeks to be Named Corning CEO
Houghton will continue as Chairman
Volanakis to assume COO

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced that James R. Houghton, 69, plans to relinquish the role of chief executive officer, and that Wendell P. Weeks, 45, will become president and chief executive officer. Additionally, Peter F. Volanakis, 49, will replace Weeks as chief operating officer. These actions were approved by the board of directors today and will take effect at the company’s annual shareholder meeting on April 28, 2005. Houghton will retain the role of chairman of the board of directors.

“I couldn’t be more pleased that Wendell Weeks will be succeeding me as chief executive officer,” Houghton said. “The board of directors and I firmly believe that he possesses the experience, the commitment to our values and the leadership skills to successfully continue the exciting growth opportunities that the management committee has developed over the past three years,” he said.

“When I returned to this position in April of 2002, I stated that our goal was to return this company to profitability. We have done so in remarkable fashion and the timing is now right for this transition. Wendell, Peter and the entire management committee are a battle tested, strong and talented team that will lead us forward,” Houghton said. He also said his role as chairman will allow him to maintain a close working relationship with Weeks and the rest of the management committee.

“I truly appreciate the confidence Jamie and the board are placing in me,” Weeks said. “It is a humbling task to succeed someone as experienced, respected and revered as Jamie. I have worked closely with Jamie and all the members of our management committee for a number of years. We respect and trust each other and we have a very strong working relationship. Our task is to continue to move the company strategy forward and to preserve the trust of our stakeholders,” he said.

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Weeks said, “We have restored the company’s financial stability and we are making significant investments in such areas as larger size liquid crystal display glass panels for televisions, computers and a number of other consumer applications, emissions products for the heavy-duty diesel market, and fiber-to-the-home solutions. Corning is poised to embark on a significant growth period, and it is the leadership team’s responsibility to sustain these growth opportunities, while protecting our financial stability and living our values.”

The members of Corning’s Management Committee will report to Weeks as CEO. These include: Volanakis; James B. Flaws, vice chairman and chief financial officer; Joseph A. Miller, executive vice president and chief technology officer; Kirk P. Gregg, executive vice president and chief administrative officer; and Pamela C. Schneider, senior vice president and operations chief of staff.

About Corning Incorporated
Corning Incorporated (www.corning.com) is a diversified technology company that concentrates its efforts on high-impact growth opportunities. Corning combines its expertise in specialty glass, ceramic materials, polymers and the manipulation of the properties of light, with strong process and manufacturing capabilities to develop, engineer and commercialize significant innovative products for the telecommunications, flat panel display, environmental, semiconductor, and life sciences industries.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic and political conditions; tariffs, import duties and currency fluctuations; product demand and industry capacity; competitive products and pricing; manufacturing efficiencies; cost reductions; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the liquid crystal display industry and other businesses; changes in the mix of sales between premium and non-premium products; facility expansions and new plant start-up costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; ability to obtain financing and capital on commercially reasonable terms; adequacy and availability of insurance; capital resource and cash flow activities; capital spending; equity company activities; interest costs; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; changes in key personnel; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are identified in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

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Biographical Information:
James R. Houghton joined Corning in 1962. He was elected a vice president of Corning and general manager of the Consumer Products Division in 1968, vice chairman in 1971, chairman of the executive committee and chief strategic officer in 1980 and chairman and chief executive officer in April 1983, retiring in April 1996. Houghton was the non-executive chairman of the board of Corning from June 2001 to April 2002. Houghton came out of retirement in April 2002 when he was elected to his current position. He is a director of Metropolitan Life Insurance Company and Exxon Mobil Corporation. He is a trustee of the Metropolitan Museum of Art, the Pierpont Morgan Library and the Corning Museum of Glass and a member of the Harvard Corporation. Houghton has been a member of Corning’s Board of Directors since 1969. He graduated from Harvard College and received a master’s degree from Harvard Business School.

Wendell P. Weeks joined Corning in 1983 and has served in various accounting, business development, and business manager positions. He was named a vice president and deputy general manager of the Opto-Electronics Components Business in 1995, vice president and general manager of Telecommunications Products in 1996, senior vice president in 1997, senior vice president of Opto-Electronics in 1998, executive vice president of Optical Communications in 1999, president of Corning Optical Technologies in 2001 and president and chief operating officer in 2002. Weeks is a director of Merck & Co., Inc. and he has been a member of Corning’s Board of Directors since 2000. He graduated from Lehigh University with a bachelor’s degree and later attended Harvard Business School as a Baker Scholar, receiving a master’s degree.

Peter F. Volanakis joined Corning in 1982 and subsequently held various marketing, development and commercial positions in several divisions. He was named managing director Corning GmbH in 1992, executive vice president of CCS Holding, Inc., formerly known as Siecor Corporation, in 1995, senior vice president of Advanced Display Products in 1997, executive vice president of Display Technologies and Life Sciences in 1999 and president of Corning Technologies in 2001. Volanakis is a director of Dow Corning Corporation, Samsung Corning Co., Ltd., and Samsung Corning Precision Glass Co., Ltd. He has been a member of Corning’s board of directors since 2000. He holds a bachelor’s degree in economics from Dartmouth College and a master’s degree from the Tuck School at Dartmouth College.

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